Form N-CSRS
Pursuant to Rule 30b2-1 {17 CFR 270.30b2-1}


1.	Investment Company Act File Number:	811-09189

2.   	Exact name of investment company as specified in
registration statement: Zazove Convertible Securities Fund, Inc.

3.	Address of principal executive office:
	1001 Tahoe Blvd.
	Incline Village, NV 89451

4.	Name and Address of Agent for Service:
        Gregory Shorin
        1001 Tahoe Blvd.
        Incline Village, NV 89451

5. Registrant's telephone number:  775.298-7500

6. Date of fiscal year end:  December 31

7. Date of reporting period:  January 1, 2022 through
                              June 30, 2022


Item 1.  Report to Stockholders


Zazove Convertible Securities Fund, Inc.
Semi-Annual Report
June 30, 2022 (Unaudited)

ATTACHED

Item 2:	Code of Ethics
Information required by this Item is only required in an Annual
Report on this Form N-CSR.

Item 3:  Audit Committee Financial Expert
Information required by this Item is only required in an Annual
Report on this Form N-CSR.

Item 4:  Principal Accountant Fees and Services
Information required by this Item is only required in an Annual
Report on this Form N-CSR.

Item 5:  Audit Committee of Listed Registrants
Information required by this Item is only required in an Annual
Report on this Form N-CSR.

Item 6: Schedule of Investments. This information is included in the Report to Shareholders in Item 1.

Item 7:	Disclosure of Proxy Voting Policies and
Procedures for Closed-End Management Investment Companies.
Information required by this Item is only required in an Annual
Report on this Form N-CSR.

Item 8: Portfolio Managers of Closed-End Investment Companies.
Information required by this Item is only required in an Annual
Report on this Form N-CSR.

Item 9: Purchases of Equity Securities by Closed-End
Management Investment Company and Affiliated Purchasers.

Month Ending  Total No.   Avg. Price  Total No.    Maximum No.
              Shares      Paid Per    Of Shares    (or approximate
              Purchased   Shares      Purchased    value) of shares
                                      As Part of   that May Yet Be
                                      Publicly     Purchased Under
                                      Announced    the Plans or
                                      Plans or     Programs
                                      Programs

January        -0-                     *             *

February       -0-

March        19,526.066    $21.10      *             *

April          -0-

May            -0-

June           -0-                     *             *

* On a quarterly basis, it is a basic policy of the Fund to offer to repurchase no less than 5% and no more than 25% of the Fund's outstanding shares at the then net asset value per share. Notice of the terms and conditions of each quarterly repurchase offer are sent to the shareholders in advance of the offer. The Fund may impose a 2% fee on the redemption of fund shares held for less than one year.
This fee is intended to compensate the Fund for expenses related to such redemption. Shares are redeemed by treating the shares first acquired by a shareholder as being redeemed prior to shares acquired by such shareholders thereafter.
There were no redemption fees imposed during the period. It is a basic policy of the Fund to offer on a quarterly basis to repurchase no less than 5% and no more than 25% of the Fund's outstanding shares at the then net asset value per share.
A Shareholder who desires to have Shares redeemed at the close of a calendar quarter must submit a written request by the 17th day of March, June, September or December, as applicable (or the next business day if such day is not a business day). Each such day is referred to as a "Repurchase Request Deadline." The Fund will send a notice to each Shareholder no less than twenty-one and no more than forty-two days before each Repurchase Request Deadline with the details regarding the repurchase offer. If the number of Shares requested by the Shareholders for repurchase exceeds the number of Shares in the repurchase offer, then the Fund may repurchase an additional two percent of the outstanding Shares. If there is still an excess, the Fund will repurchase Shares on a pro rata basis. The Fund has adopted written procedures reasonably designed to ensure that the Fund's portfolio is sufficiently liquid to enable the Fund to fulfill the repurchase requests. The Fund has the right, under certain circumstances, to force the redemption of all or a portion of the Shares held by a Shareholder. The Fund may impose a 2% fee on the repurchase of Shares held for less than one year, which fee is intended to compensate the Fund for expenses related to such redemption. Shares are deemed repurchased by treating the Shares first acquired by a Shareholder as being repurchased prior to Shares acquired by such Shareholder thereafter.


Item 10:  Submission of Matters to a Vote of Security Holders.
A special meeting of Shareholders was held at the corporate
office of Zazove Associates, LLC at 1001 Tahoe Blvd., Incline Village, NV 89451 on the 18th day of May at 3:00pm Pacific
Time pursuant to the direction of the Fund's Board of Directors (the "Board") as resolved at the special meeting of the Company's Board on March 24, 2022. Steven M. Kleiman acted as Chairman of the special meeting. Gene T. Pretti, Director and President was in attendance along with Steven M. Kleiman, Secretary and
Treasurer.   A quorum representing 2,270,614.397 outstanding
shares out of a total of 2,393,318.642 outstanding shares were present via proxy, which represents 94.87% of the shares authorized to vote at the special meeting.

Mr. Kleiman stated that the purpose of the special meeting was for the Company's shareholders to vote on approving the Agreement and Plan of Merger (the "Merger Agreement") executed between the Fund and
Zazove Convertible Securities Fund, L.P., a Delaware limited partnership (the "Successor Fund") whereby (i) the Fund will transfer and deliver all of its assets to the Successor Fund in exchange for the assumption by the Successor Fund of all of the Company's liabilities and newly-issued Class A limited partnership interests ("Class A Successor Fund Interests") of the Successor Fund; (ii) the distribution, on or as soon as practicable after the June 30, 2022 closing date of the Class A Successor Fund Interests pro rata to the Fund's shareholders, with each shareholder being admitted as a limited partner of the Successor Fund with an initial capital account balance equal to the value of said shareholder's shares in the Fund computed in the manner set out in this Merger Agreement; and (iii) the termination, dissolution and complete liquidation of the Fund all upon the terms and conditions set forth in the Merger Agreement.

Mr. Kleiman stated that in the event the shareholders approve the transaction as detailed in the Merger Agreement, pursuant to the direction of the Board at the Special Meeting of Directors, the Fund's officers will take such actions as are necessary to implement the terms of the Merger Agreement.

Mr. Kleiman stated that (i) the Fund had implemented reasonable measures to verify that each person deemed present and permitted to vote at the Special Meeting is a shareholder entitled to vote at the Special Meeting,
(ii) shareholders or their proxy had a reasonable opportunity to participate and vote at the Special Meeting, and (iii) the Company has implemented procedures to record the votes of the shareholders and their proxy and the actions taken at the Special Meeting.

Mr. Kleiman stated that as proxy he represented 2,270,614.397 shares and that 2,232,026.586 of such shares voted FOR the Merger, which represents 93.26% of the Company shares eligible to vote.

On the basis of the shareholder vote, it was RESOLVED, that the Fund's shareholders approved the consummation of the transactions contemplated by the Merger Agreement including the Fund's transfer of all of its assets to the Successor Fund in exchange for the assumption by the Successor
Fund of all of the liabilities of the Fund and the receipt by the Successor Fund of limited partnership interests in the Successor Fund, which interests shall be distributed to the Fund's shareholders and subsequently the Fund will dissolve.


Item 11: Controls and Procedures
a) Registrant's principal executive officer and principal financial officer have evaluated Registrant's disclosure controls and Procedures within 90 days of this filing and have concluded that Registrant's disclosure controls and procedures (as defined in Rule 30a-2(c)) were effective as of that date, in ensuring that the information required to be disclosed by Registrant in this Form N-CSR was recorded, processed, summarized and reported on a timely basis. Registrant's principal executive officer and principal financial officer concluded that such procedures did not have any significant deficiencies or material weaknesses that require corrective action.

b) There were no changes in Registrant's internal control over financial reporting (as defined in Rule 30a-3(d) under the Investment Company Act of 1940) that occurred during Registrant's second fiscal quarter of the period covered by this report that has materially affected, or is reasonably likely to materially affect, Registrant's internal control over financial reporting.

Item 12:  Disclosure of Securities Lending Activities
Registrant did not engage in any securities lending for the period.

Item 13:  Exhibits
(a)(1) Not applicable.

(a)(2) The certification required by Rule 30a-2(a) under the Act (17 CFR 270.30a-2(a)) of each principal executive officer of Registrant is attached.

(a)(3) Not applicable.

(b) No applicable.